Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT – AMENDMENT NO. 2

THIS EXECUTIVE EMPLOYMENT AGREEMENT – AMENDMENT NO. 2 (this “Agreement”) is made and entered into effective October 5, 2009, by and between Granite City Food and Brewery Ltd. (the “Company”) and Steven J. Wagenheim (“Executive”).

RECITALS

A.                                   Executive is employed by the Company pursuant to an employment agreement made and entered into June 15, 2005 and pursuant to amendments thereto (the “Employment Agreement”).  Pursuant to such Employment Agreement, Executive is currently employed on an at-will basis and subject to additional provision of the Employment Agreement.

B.                                     The Company proposes to enter into a debt conversion transaction (the “Transaction”) with DHW Leasing L.L.C. (“DHW”) pursuant to which DHW will be issued common stock of the Company in exchange for the conversion of certain indebtedness, and DHW will thereupon become the majority shareholder of the Company.

C.                                     It is contemplated that Executive will continue in the employ of the Company following the Transaction and the Company desires to secure the services of Executive following the Transaction.

D.                                    It is desirable to amend the Employment Agreement to provide for the term of Executive’s employment and to confirm certain severance arrangements in connection therewith.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.             Defined Terms.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

2.             Article 3 of the Employment Agreement is hereby amended and restated to read as follows:

Term of Employment

3.01         Executive’s employment pursuant to this Agreement shall continue for a term ending one year following the closing of the debt conversion transaction (the “Transaction”) by and between the Company and DHW Leasing L.L.C. (“DHW”) pursuant to which DHW will be issued common stock of the Company in exchange for the conversion of certain indebtedness, and DHW will thereupon become the majority shareholder of the Company (the “Termination Date”).  The term of the Executive’s employment shall automatically be extended for successive one year periods unless the Company or Executive elects not to extend employment by giving written notice to the other not less than sixy (60) days prior to the Termination Date or the end of any extension periods.  If Executive’s employment continues beyond the Termination Date, it shall continue on an at-will basis under the remaining terms and conditions of this Agreement, as amended hereby, and as the same may be amended from time to time with the consent of the Company and Executive, except that Section 4.02 shall be inapplicable and incentive compensation payable to Executive, if any, shall be only as fixed by the Company’s Compensation Committee (“Committee”).  Executive’s base compensation under this Agreement shall continue at Executive’s current monthly base compensation rate for each month worked and prorated for any partial month during which employment continues.

3.             Section 4.04 of the Employment Agreement is hereby amended and restated to read as follows:

4.04         Executive agrees that any and all bonuses or equity compensation awards paid, awarded or vested after September 21, 2009, shall be subject to the Board of Director’s Policy on the Recoupment of Bonuses and Incentive or Equity Based Compensation Related to Certain Financial Restatements dated September 21, 2009, and that such policy is hereby deemed to be incorporated by reference into this Agreement.  Executive further agrees that Company may, to the extent permitted by applicable law, require the Executive to reimburse the Company for any and all bonuses or equity compensation awards, severance payments provided for under Article 7 of this Agreement, and base salary payments provided for under Section 6.05 of this Agreement that are paid, awarded or vested after September 21, 2009, in the event of a material breach by Executive of his obligations under Articles 8 or 9 of this Agreement.  In the event Executive fails to make prompt reimbursement of any such bonuses or equity compensation, severance payments or base salary payments previously paid, awarded or vested, the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from Executive’s compensation otherwise due under this Agreement.  The obligations contained in this Section 4.04 shall survive the termination of this Agreement indefinitely.

4.             Article 6 of the Employment Agreement is amended to add Section 6.05 as follows:

6.05         In the event the employment of Executive is terminated prior to the Termination Date by the Company without Cause (and other than as outlined in Sections 6.01 and 6.02) or by the Executive with Good Reason as defined in Section 7.03, the Company will pay Executive the remainder of Executive’s Base Salary due through the Termination Date.  Such payments will be made on a monthly basis commencing with the first month following the Executive’s termination.  Such payments shall be in addition to any payment which shall be due Executive pursuant to Section 7.01 as amended; shall not be deemed to be “cash severance-type benefits” under Section 7.01; and shall not reduce amounts to which Executive is entitled upon a termination under Section 7.  Notwithstanding the above, if the Executive terminates employment due to Section 7.03(d), payment shall be delayed for six (6) months and the delayed payments will be paid in a lump sum without interest the first month following such six month delay.

5.           Section 7.01 of the Employment Agreement is hereby amended and restated to read as follows:

7.01       The Company, its successors or assigns, will pay Executive as severance pay a lump sum (the “Severance Payment”) amount equal to twelve (12) months of the Executive’s monthly Base Salary for full-time employment at the time of Executive’s termination.

(a)                                  if (i) there has been a Change of Control of the Company (as defined in Section 7.04), and (ii) Executive is an active and full-time employee at the time of the Change of Control, and (iii) within twelve (12) months following the date of the Change of Control, Executive’s employment is involuntarily terminated for any reason (including Good Reason (as definition Section 7.03)), other than for Cause or death or disability.  If prior to a Change of Control (a) Executive’s employment is involuntarily terminated by the Company without cause or (b) Executive terminates his employment for Good Reason, and such termination for Good Reason (x) occurred at the request of a person who indicated an intention, or taken steps reasonably calculated, to effect a Change of Control or (y) otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs, then the termination of Executive’s employment shall be deemed to have occurred immediately following a Change of Control; or

(b)                                 the employment of Executive is terminated by the Company without Cause at any time, or the Executive terminates his employment for “Good Reason” at any time.  For the purposes of this section (7.01(b)) such termination may occur before, on, or after the Termination Date and “Good Reason” shall be as defined in Section 7.03, except that no “Change of Control” need occur.

(c)                                  if (i) a Change in Control (as defined in Section 7.04) occurred prior to Executive commencing his employment with the Company, and (ii) at the time of the Change in Control Executive had accepted employment with the Company as indicated by his execution of this Agreement and as a result he was no longer employed by his previous employer, and (iii) the Company decided to not commence Executive’s employment as a result of the Change in Control.

Nothing in this Subsection 7.01 shall limit the authority of the Committee or Board to terminate Executive’s employment in accordance with Section 6.03.  Payment of the Severance Payment pursuant to Section 7.01, less customary withholdings, shall be made in one lump sum within thirty (30) days of the Executive’s termination or resignation; however, such payments will be delayed for six (6) months if the Executive terminates employment due to Section 7.03(d).  In addition, the Severance Payment shall be reduced by the amount of cash severance-type benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries; including any payment for post-employment restrictions, provided, however, that if the amount of cash severance benefits payable under such other severance plan, agreement, policy or program is greater than the Severance Payment payable pursuant to this Agreement, Executive will be entitled to receive the amounts payable under such other plan, agreement, policy or program which exceeds the Severance Payment.  Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-type benefits” for purposes of this Section 7.01.

6.             Article 7 of the Employment Agreement is amended to add Section 7.06 as follows:

7.06         In addition to the Severance Payment payable pursuant to Section 7.01, the Company will pay Executive a pro-rata portion of any bonus pursuant to any bonus plan or arrangement established or mutually agreed-upon prior to termination, to the extent earned through the date of termination, based upon the requirements or criteria of such bonus plan or arrangement, as the Board shall in good faith determine.  Such pro-rated bonus, shall be payable at the time and in the manner payable to other executives of the Company who participate in such plan or arrangement.

7.             Article 7 of the Employment Agreement is amended to add Section 7.07 as follows:

7.07         All severance payments made under this Article 7, including those paid under Section 7.01, 7.02 and 7.06, shall be conditioned upon the Executive’s signing and not rescinding a separation agreement and release in a form acceptable to the Company, which agreement shall include, at a minimum, a full and general release of all claims to the greatest extent allowed by applicable law, a covenant not to sue, and an agreement to be reasonably available for consultation and assistance to the Company during any period in which severance is paid, and an agreement to return to the Company all Company property and copies thereof in any form or media.

8.             Bonus or Incentive Compensation.  Executive acknowledges that he has waived and is not entitled to any bonus payments or Annual Incentive Compensation through the Company’s 2009 fiscal year..

9.             Remainder of Employment Agreement to Continue.  Except as provided herein, the remainder of the Employment Agreement is not affected by the foregoing amendments and shall continue in full force and effect.

IN WITNESS WHEREAS, the parties have executed this Agreement effective the date first above written.

GRANITE CITY FOOD AND BREWERY LTD

By:	/s/ Eugene E. McGowan
Eugene E. McGowan, Chairman

EXECUTIVE

By:	/s/ Steven J. Wagenheim
Steven J. Wagenheim